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                                                                     Exhibit 8.2

                   [REED SMITH SHAW & MCCLAY LLP LETTERHEAD]


                                October 14, 1997


Carey Diversified Properties LLC
50 Rockefeller Plaza
New York, New York 10020

        Re: Carey Diversified LLC

Gentlemen:

        Carey Diversified LLC (the "Company") is a Delaware limited liability company. In connection with a proposed consolidation by merger, the Company intends to offer up to 23,654,898 of its Listed Shares (the "Listed Shares"). The Company has requested our opinion as to whether pursuant to the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001-1461 ("ERISA"), the assets of the Company would be treated as the assets of an employee benefit plan by virtue of that plan's purchase of Listed Shares.

        In rendering our opinion, we have reviewed the draft registration statement dated October 14, 1997 (the "Registration Statement"), and the Prospectus included therein, to be filed by the Company with the Securities and Exchange Commission, the Company's Certificate of Formation and Operating Agreement, and the Company's Bylaws, each as amended (if amended). We have assumed the authenticity of the documents provided and have not attempted to verify independently any factual information.

        Based on and subject to the foregoing, we are of the opinion that as of the date hereof:

        1) Assuming the offering takes place as described in the Prospectus with regard to the resulting public ownership and transferability of the Listed Shares, the Listed Shares should constitute "publicly-offered securities," as that term is used in a regulation promulgated by the Department of Labor (the
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[REED SMITH SHAW & MCCLAY LLP LETTERHEAD]

Carey Diversified Properties LLC
October 14, 1997
Page 2


"Department") and codified at 29 C.F.R. Section 2510.3-101, and the underlying assets of the Company should not be considered to be plan assets by virtue of an employee benefit plan's purchase of Listed Shares; and

     2) The discussion contained in the portion of the Registration Statement entitled "Status of the Company Under ERISA" (which is incorporated by reference into this opinion) accurately reflects the relevant state of the law affecting employee benefit plans and their fiduciaries.

     This opinion is based on existing law which is to a large extent the result of a regulation and administrative interpretations by the Department. No assurance can be given that administrative opinions or judicial decisions may not be forthcoming which would modify the conclusions expressed in this opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption "Status of the Company Under ERISA" therein concerning this opinion.

                                        Sincerely,


                                        REED SMITH SHAW & McCLAY